EXHIBIT  10.45

Memorandum

Friday October 14, 2022

Purpose

The purpose of this Memorandum is to clarify that both parties in this Memorandum agree to offset Accounts payable with Accounts receivable.

Background

As of September 30, 2022, Golden Matrix Group, Inc. has an accounts receivable of $596,739.32 from Articulate Pty Ltd and accounts payable of $77,018.94 to Articulate Pty Ltd.

To avoid the transaction expenses to settle the accounts payable, both parties agree that it is beneficial for both parties to offset the accounts payable with accounts receivable.

Therefore, after the offsetting, Golden Matrix Group, Inc. has no accounts payable to Articulate Pty Ltd., and the balance of accounts receivable due from Articulate amounts to $519,720.38 as of September 30, 2022.

Golden Matrix Group, Inc.

By:	/s/ Omar Jimenez

Chief Financial Officer: Omar Jimenez

Articulate Pty Ltd

By:	/s/ Anthony Brian Goodman

Director: Anthony Brian Goodman